ClickStream


CLICKSTREAM CORPORATION
OTC: CLIS
ClickStream Corporation
Frank Magliochetti
CEO OF CLICKSTREAM CORPORATION
RICH TV LIVE
Richard De Sousa
PRESIDENT OF RICH TV LIVE

Invest

$99.00 minimum investment

Deadline October 23, 2020
in 2 months

Share Price
$0.05

Total Raised
$0

Valuation
$8,610,531

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

RECOMMENDATIONS


CLICKSTREAM
Amber Theoharis


CLICKSTREAM CORPORATION
OTC: CLIS
HOWIE SCHWAB


CLICKSTREAM
Brian Baldinger

DEAL HIGHLIGHTS

- Celebrity hosts and experts
- Winners get paid
- Freemium game app

INTRODUCTION

WinQuik

WinQuik by Clickstream is a free-to-play, synchronized digital and mobile game platform where users compete for cash and prizes in live trivia games. Our platform features celebrity hosts and experts in various fields, including:

- Brian Baldinger (*NFL Network* and former player)
- Amber Theoharis (*Fox Sports* reporter and documentary producer)
- Mykel Hawke (US Army Green Beret & Survival expert with four network shows)
- Jordan Andino (Chef and host on the *Food Network*)
- Joshua Dobbs (NFL Quarterback and resident rocket scientist)
- Howie Schwab (former *ESPN Sports* trivia expert)

WinQuik caters to the casual trivia enthusiast seeking an interactive entertainment outlet, especially during the COVID-19 pandemic.

PROBLEM

In the age of COVID-19, many Americans are at home, bored, and in need of quality entertainment. There are endless options at our fingertips: a complete binge of every single show on Netflix, reading that book you've been trying to finish for 3 years, or maybe watching your roommate play Animal Crossing. But all of these require a commitment, leaving the untapped market of casual users hanging. Especially now, app users are interested in a low barrier to entry, a short investment of time, and the thrill of winning something for **free**.

SOLUTION

WinQuik by Clickstream is designed for the casual user. Our nightly trivia competitions only require a few seconds to play a free-to-use game platform, **interact** with our celebrity hosts and win real money. Initially, ClickStream's games will allow users to get involved in around 20 seconds and then receive results from push notifications. Game types are set up dynamically with non-live game shows daily and live game shows with Hosts two to four times per month. ClickStream intends to initially monetize the App with corporate sponsors and advertisers.

MARKET

Over the last few years, there has been a substantial increase in the quality of game applications readily available from sources such as the Google Play Store and Apple Play Store. Our initial objective is to capitalize on our celebrity relationships. Using their vast social media followings and top tier production quality content, we can quickly produce downloads and rankings. Once WinQuik is properly established, Clickstream will focus on expanding our network with additional hosts that focus on new areas of content, as well as the development of new game products.

COMPETITIVE LANDSCAPE

While trivia game apps are already popular, WinQuik is the first fully synchronized mobile and digital game platform on the market.

Our primary target is not the sports betters or the fantasy players that many other game apps focus on. We intend to target a much more general demographic that is inclusive of the female population and casual gamers.

Clickstream is also the first game platform to present well-known celebrity hosts and experts of varying fields. We have executed a Game Show Host Agreement with Howie Schwab, best known as the sports trivia expert and final adversary on ESPN's Stump the Schwab show, and Brian Baldinger, currently in his 15th year with NFL Network as an analyst for their signature shows in addition to hosting Film Sessions and #BaldysBreakdowns.

Our Vice-President of Original Programming is EMMY award-winning sportscaster, Amber Theoharis, who currently appears on NFL Network, FOX Sports, and NFL Radio.

The platform for the App will be based upon winners winning cash money and prizes. The winnings will be top loaded and pay out a certain amount to the Top 5 and Top 10 winners.

BUSINESS MODEL

ClickStream plans to monetize the WinQuik platform through a blend of experiential advertising, corporate sponsorships, and brand sampling opportunities, with the guidance of our Chief Revenue Officer who has exceptional Fortune 500 sponsorship and brand management experience.

The initial monetization plan is for corporate sponsors to pay the winners. We intend to fund the first month of winners in order to attract enough users to get sponsors. After the first month, we are confident we will have enough users to begin having sponsors pay the winners. For example, a pot for a single game might be around $25,000 for the winners. Sponsors would pay $30,000-$35,000 to sponsor that particular event. In return, they will get unique user hits and traffic to their product/company.

We plan to launch with a broad-based social marketing campaign that includes paid advertising on key sites as well as strategically aligned influencers, partners and media. We have determined that the most cost-effective method for reaching our target market is through social channels such as Twitch, Instagram, Twitter and Facebook.

Infinixsoft will assist Clickstream in acquiring corporate sponsors, will operate and maintain the Application System through hosting of games, provide customer support and provide an internal messaging system where users can communicate with each other. The App being developed by Infinixsoft will be the exclusive worldwide sole property of Clickstream.

PROGRESS

Customer acquisition for our free-to-play, or FREEMIUM, game app will be driven via several strategic programs. Outreach via social media and the followers of our hosts will be essential to our initial launch, and will be further impacted by aggressive media relations and digital marketing campaigns.

Game types are set up dynamically. Because the format doesn't change, we plan to run games nightly for NBA to NHL, NFL to individual events such as the Oscars, other awards shows, and new sporting events such as Soccer and NASCAR. Games and events are intended to be automated from the backend of the operating system and launched automatically. APIs are intended to be plugged in to track results in real time with a manual option to allow custom events that can be run through the platform.

The underserved casual gamer community opens up a wider net of potential users who can win significant amounts of money via time breakers, timing of inputting of answers, etc. Competitor platforms pay out an average of a few dollars. Our objective is for winners to be more top loaded and pay out around $2,500 per the top 5 and $1,000 per the top 10.

We anticipate the following progress:

- **Quarter 3, 2020:** Completion and Beta testing of the current platform including announcement and launch of first contest.
- **Quarter 3, 2020:** Further development of additional platform features, content and contests in conjunction with the widespread release of marketing campaigns aimed at adding FREEMIUM customers to the platform.
- **Quarter 4, 2020:** Scale up of the team, operations and marketing to support new features, products and contests for hopefully tens of thousands of daily users.

MEDIA MENTIONS

- ClickStream Corporation
  OTCMarkets
- ClickStream Teams with InfinixSoft to Create a Unique Mobile Gaming App and Digital Platform
  ACCESSWIRE - May 6, 2020
- ClickStream's Digital and Mobile Gaming Platform, WinQuik(TM), Successfully Completes Its Initial Beta Test
  yahoo! finance - Aug 14, 2020
- Clickstream's Game Show Host, Former ESPN Producer Howie "The Sultan of Sports Trivia" Schwab to Appear on The Digital Stock & Investment News Network Rich TV Live
  yahoo! finance - Aug 11, 2020
- Clickstream's Vice President of Original Programming Amber Theoharis to Appear on the Digital Stock & Investment News Network Rich TV Live
  yahoo! finance - Jul 29, 2020

TEAM



Frank Magliochetti

Chairman

Mr. Magliochetti obtained a B.S. in Pharmacy from Northeastern University and entered the Masters of Toxicology program where he worked on the effects of Valium and its metabolism while taking Tagamet for the condition of anxiety induced ulcers. Frank later received his MBA from The Sawyer School of Business at Suffolk University specializing in corporate finance, completed the Advanced Management Program at Harvard Business School and the General Management Program at Stanford Business School. Frank is finishing his PhD dissertation defense in Divinity from Northwestern Seminary. Frank is the Managing Partner for Parcae Capital Corp.



Michael J. O'Hara

Director

Mr. O'Hara has been involved in the field of technology since 1978 and has managed organizations small and large. From 2002 to 2014, he served as Systems Engineering Director for two major national defense satellite programs at Lockheed Martin. Prior to that, O'Hara worked as Program Director for a low earth orbit weather satellite system which supports our military and civilian weather predictions. He spent two years from 2000 to 2002 working with tech start-ups, serving as Vice President of Business Development at eSat and Vice President of Technical Operations at NetCurrents. From 1984 to 2000, Mr. O'Hara was with Hughes Aircraft Company (now Boeing) in various technical and management positions. His final assignment at Hughes was as Chief Systems Engineer for a joint NOAA/NASA/DoD program. Mr. O'Hara holds a BS in Physics (Magna Cum Laude) from the University of Massachusetts, MS in Physics from the University of Illinois, and MS in Computer Science from the University of Illinois.



Michael Handelman

Chief Financial Officer

Mr. Handelman has served as Chief Financial Officer at Clickstream since October 2015. He served as Chief Financial Officer to Lion Biotechnologies, Inc. from February 2011 until June 2015 and was a member of the Lion Bio Board of Directors from February 2013 until May 2013. Mr. Handelman served as the Chief Financial Officer and financial management consultant of Oxis International, Inc., a public company engaged in the research, development and commercialization of nutraceutical products, from August 2009 to October 2011. From November 2004 to July 2009, Mr. Handelman served as Chief Financial Officer and Chief Operating Officer of TechnoConcepts, Inc., formerly a public company engaged in designing, developing, manufacturing and marketing wireless communications semiconductors, or microchips. Mr. Handelman also served from October 2002 to October 2004 as Chief Financial Officer of Interglobal Waste Management, Inc., a manufacturing company, and from July 1996 to July 1999 as Vice President and Chief Financial Officer of Janex International, Inc., a children's toy manufacturer. Mr. Handelman was also the Chief Financial Officer from 1993 to 1996 of the Los Angeles Kings, a National Hockey League franchise. Mr. Handelman is a certified public accountant and holds a degree in accounting from the City University of New York.



Nicholas B. Panza

Director

Nick Panza was appointed Director of Clickstream on December 24th, 2019. Nick was also appointed Vice President of Operations for Stemsation International, Inc. on August 6, 2019, and as a director on October 22, 2019. In 2013, Mr. Panza started his first business, American Guard Systems, a home security company based in South Florida. Mr. Panza also owned Interactive Marketing Partners, LLC, a marketing company, from 2014 to 2018.



Ryan Smollar
Director

Mr. Smollar is a Florida Bar licensed attorney and the owner of Elder Law, P.A., a highly active law firm based in Palm Beach County Florida. Ryan also owns and runs an escrow service in South Florida. He earned his Bachelor's degree from Florida State University and a Juris Doctorate's degree from Saint Thomas University, School of Law.


The Schwab

Brian Baldinger
Chairman, Host

Brian is a former color commentator for NFL telecasts on Fox and currently is in his 6th year with NFL Network, where he serves as an analyst on Thursday and Friday editions of Playbook, as well as NFL Network's signature show NFL Total Access. Baldinger also co-hosts a talk show for Sporting News Radio during football season, and teaches seminars for Nadia CommunicationsBaldinger, who is also a regular contributor to NFL.com, played guard, center and tackle for the Dallas Cowboys, Indianapolis Colts, Buffalo Bills and Philadelphia Eagles.



Howie Schwab
Adviser and Host

Howie Schwab, "The Sultan of Sports Trivia", is best known as the sports trivia expert and final adversary on ESPN's Stump the Schwab show. Schwab is a native Long Islander and 1982 graduate of St. John's University. Schwab served as the editor-in-chief of College & Pro Football News Weekly in the mid-1980s before joining ESPN in 1987. By 1995, he was the coordinating producer for the network's website, ESPN.com. Beginning in 1998, Schwab served as a coordinating producer for ESPN studio production, which included duties on programs including SportsCenter and Outside the Lines. Schwab appeared on shows such as Outside the Lines and First Take and is most famous for his role on "Stump the Schwab" from July 2004 to September 2006 In 2014, Schwab joined Sports Jeopardy! as a consultant and writer.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$150,000	14.0%
Marketing	$500,000	46.7%
Cash Prizes	$200,000	18.7%
Advertising	$117,570	11.0%
Furniture, Fixtures and Equipment	$50,000	4.7%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Clickstream Corp.. This offering must raise at least $10,000 by October 23, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Clickstream Corp. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

193,610,625 shares
× $0.05 per share

$9,680,531 implied valuation

PITCH DECK

ClickStream
predicting tomorrow...today

ClickStream

INVESTOR PRESENTATION

3.26.20

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FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Aug 21, 2020 • Primary offering of 21,400,000 shares at $0.05

MORE INFO

- ClickStream Website
- WinQuik Website
- Facebook
- Twitter
- Instagram

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.